Exhibit 10.14

Asset Purchase Agreement

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made on January 9, 2013 by and between Whole Products LLC, P.O. Box 333, Highlands, New Jersey 07732, (the “Whole Products”), and Millennium Biotechnologies, Inc. (“Millennium”) a wholly owned subsidiary of Inergetics, Inc. (“Inergetics”) both Millennium and Inergetics are located at 205 Robin Road, Suite 222, Paramus, New Jersey 07652.

RECITALS

Whole Products-Selling Entity

Whole Products is a Limited Liability Company duly organized, validly existing and in good standing under the laws of New Jersey.

Millennium-Purchasing Entity

Millennium is a Corporation duly organized, validly existing and in good standing in the under the laws of Delaware.

ASSET PURCHASE

Subject to the terms and conditions of this Agreement, on the Effective Date mentioned above, Whole Products shall sell the assets listed below free of encumbrances’ and liens to Millennium.

Effective Date of Asset Purchase

The Asset Purchase shall be effective on the date which this agreement is fully executed.

Assets of Whole Products

The managing member of Whole Products agrees that the assets listed below will be acquired by Millennium:

-	Trademark of Bikini Ready
-	Domain Names:
▪	www.slimtrim1.com
▪	www.slimtrim.net
▪	www.bikinireadylifestyle.com

Terms of Asset Purchase

On the effective date of the Asset Purchase, Millennium Biotechnologies, Inc. a wholly owned subsidiary of Inergetics, Inc. will take ownership of the assets listed above pursuant to the following terms and conditions:

•	$75,000 to be paid upon the receipt of the funding from the sale of the New Jersey Net Operating Loss Carry forward. Approximate date of receipt would be by the end of January 2013.
•	$25,000 to be paid when the acquired assets have generated accumulated sales of $250,000.
•	8,000 shares of Series G stock upon closing. The Series G has a stated value of $50 per share and each share is convertible into 250 shares of common stock (NRTI). The Series G stock pays a 2.5 % quarterly dividend (10% annually) which is based on ninety percent of the last 10 trading days prior to the last trading day of the month. The stated value of the shares that will be issued is $400,000 ($50 x 8,000 Series G Preferred shares) per Schedule A.
•	There is a holding period of six months from the date of closing before any of the common stock could be sold in the open market.

INTERPRETATION AND ENFORCEMENT

Notices

Any notice, request, demand or other communication require or permitted under this Agreement may be delivered in person, deliver by certified mail, return receipt requested or delivered by facsimile transmission. Deliveries by certified mail or by facsimile transmission will be sent to the address of the respective party as first indicated above or as may be updated in the future in writing by either party.

Counterpart Executions

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Partial Invalidity

If any term of this agreement is held by a court of competent jurisdiction to be void and unenforceable, the remainder of the contract terms shall remain in full force and effect.

Applicable Law

The validity, interpretation and performance of this agreement shall be controlled by and construed under the laws of the State of New Jersey.

Approvals

The office bearers and members of each constituent entity to this Asset Purchase Agreement have approved by the voting percentages required by articles, operating agreement and the law the terms and conditions of this Agreement.

In witness of the mutual promises made above, Whole Products and Inergetics have executed this Asset Purchase Agreement on the date first stated above.

Whole Products, LLC

s/
Jim Kras, President

Inergetics, Inc.	Millennium Biotechnologies, Inc.

s/	s/
Michael C. James	Michael C. James
Chief Executive Officer	Chief Executive Officer
Chief Financial Officer	Chief Financial Officer

Schedule A

Shareholder	Shares of Series G
James Kras	3,600
Marshall Post	2,800
Dario Pressimone	1,200
Thelma Goldberg	400
Total	8,000